                            REGISTRATION NO. 33-57049

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                   FORM S-3/A

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                       UNITED ASSET MANAGEMENT CORPORATION
                       -----------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
                                    --------
         (State or other jurisdiction of incorporation or organization)

                                   04-2714625
                                   ----------
                      (I.R.S. Employer Identification No.)

                             One International Place
                          Boston, Massachusetts  02110
                                 (617) 330-8900
                                 --------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                    William H. Park, Executive Vice President
                       United Asset Management Corporation
                             One International Place
                          Boston, Massachusetts  02110
                                 (617) 330-8900
                                 --------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                             Joseph R. Ramrath, Esq.
                    Hill & Barlow, a Professional Corporation
                             One International Place
                          Boston, Massachusetts  02110
                                 (617) 439-3555

Approximate date of commencement of proposed sale to the public: February 15, 1995.


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     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

________________________________________________________________________

Title of                        Proposed     Proposed
class of                        maximum      maximum
securities                      offering     aggregate        Amount of
to be           Amount to be    price per    offering         registration
registered      registered      unit *       price *          fee

Common Stock       1,873,004    $35.8125     $67,076,955.75   $23,129.95
($.01 par
value)
________________________________________________________________________

* Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457 upon the basis of the average of the high and low prices of the registrant's Common Stock as reported in the consolidated reporting system of the New York Stock Exchange on January 23, 1995.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.


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                                   PROSPECTUS

                       UNITED ASSET MANAGEMENT CORPORATION

                                1,873,004 Shares
                                       of
                                  Common Stock
                           (Par Value $.01 Per Share)

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The shares of Common Stock being offered hereby (the "Shares") are being sold for the accounts of certain stockholders (the "Selling Stockholders") of United Asset Management Corporation (the "Company"). The Company will not receive any of the proceeds from the sale of the Shares. The last price of the Company's Common Stock as reported by the New York Stock Exchange on January 23, 1995 was $36.00 per share.

     The Selling Stockholders have advised the Company (1) that they propose that the Shares to be offered hereby be offered for sale and sold or distributed, from time to time, by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions; (2) that such sales or distributions may be made by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) in negotiated transactions; or (f) through other means; and (3) that no sales or distributions other than as described in (2)(a) through (2)(e) above will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. In certain cases, such brokers or dealers, any other participating brokers and dealers, and the Selling Stockholders may be deemed to be "underwriters" as that term is defined in Section 2(11) of the Securities Act of 1933, as amended, in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144


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rather than pursuant to this Prospectus.  The Company has entered into an indemnification agreement with the Selling Stockholders. See section entitled "The Selling Stockholders".

     Normal commission expenses and brokerage fees are payable by the Selling Stockholders. Expenses of issuance and distribution, other than commissions, estimated at $35,000.00 will be borne by the Company.



                 The date of this Prospectus is January __, 1995

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                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, as well as proxy and information statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C., at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at certain of its Regional Offices, as follows:

New York Regional Office              Chicago Regional Office
75 Park Place                         500 West Madison Street,
14th Floor                            Suite 1400
New York, New York 10007              Chicago, Illinois 60604

Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549.

     The Common Stock of the Company is listed on the New York Stock Exchange. Reports, proxy and information statements, and other information concerning the Company can be inspected at such exchange.

                      _____________________________________

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company with the Commission (File No. 1-9215) and are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1993; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994; (iii) the Company's Current Reports on Form 8-K, dated August 29, 1994 and December 1, 1994; and (iv) the description of the Company's capital stock contained in the Company's Registration Statement under Section 12(b) of the Exchange Act on Form 8-A, filed on July 22, 1986, including any amendment or reports filed for the purpose of updating such description.

     All documents filed by the Company subsequent to the filing of the Registration Statement of which this Prospectus is a part, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of this offering , shall be deemed to be incorporated by reference in this Prospectus.

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     The Company shall, upon written or oral request by a person, including any beneficial owner, to whom this Prospectus is delivered, provide without charge to such person a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such requests should be directed to United Asset Management Corporation, One International Place, Boston, Massachusetts 02110, Attn:
Executive Vice President and Chief Financial Officer (telephone (617) 330-8900).

                                   THE COMPANY

     The Company is a holding company organized in December, 1980 to acquire and to own firms engaged primarily in institutional investment management. The Company's principal executive offices are located at One International Place, Boston, Massachusetts 02110, and its telephone number is (617) 330-8900. As of the date of this Prospectus, the Company has 41 subsidiaries, which serve as managers of investment portfolios for corporate, public and union pension funds and profit sharing plans, endowments, foundations and, to a lesser extent, individuals and other investors, including several investment companies.

                            THE SELLING STOCKHOLDERS

     Pursuant to an agreement dated as of November 10, 1994 (the "Acquisition Agreement"), the Company has acquired, effective February 15, 1995, certain assets and business of Provident Investment Counsel ("PIC"), a California corporation having its principal place of business at Corporate Center, 300 North Lake Avenue, Pasadena, California 91101 (the "Acquisition"). Upon consummation of the Acquisition, the Company contributed the assets and business acquired by the Company in the Acquisition to PIC Newco, Inc. ("Newco"), an indirect wholly-owned subsidiary of the Company; PIC changed its name to PIC Oldco, Inc. ("Oldco"); and Newco changed its name to Provident Investment Counsel, Inc. ("PIC/UAM").

     The shares being offered hereby were acquired by the Selling Stockholder (Oldco) pursuant to the Acquisition Agreement. As of the date hereof, the Selling Stockholder (Oldco) is the beneficial owner of 1,873,004 shares of the Company's Common Stock, par value $.01, all of which are being offered hereby. From time to time, Oldco may elect to distribute the Shares to its stockholders. Prior to and at the time of the Acquisition, the individuals listed below were the only stockholders of Oldco. If Oldco elects to distribute the Shares to its stockholders, the individuals listed below will be Selling Stockholders and, as of the date of such distribution, will be the beneficial owners of up to the numbers of shares of UAM Common Stock, par value $.01, listed below, all of which are being offered hereby. For at least three years prior to the Acquisition, the individuals listed below held the positions listed below with Oldco and, since the Acquisition, have held substantially similar positions with PIC/UAM.

                                                       Maximum Number of
                                                       Shares Beneficially Owned
Selling Stockholder           Position with Oldco      as of the Date Hereof
- -------------------           -------------------      ---------------------


Robert M. Kommerstad          President                     437,534


George E. Handtmann, III      Managing Director             344,820


Jeffrey J. Miller             Managing Director             344,820


Larry J. Tashjian             Managing Director             344,820


Thomas J. Condon              Managing Director             344,820


Lauro F. Guerra               Executive Vice President,      18,730
                              Research

Thomas M. Mitchell            Executive Vice President,      18,730
                              Portfolio Management

F. Brown Windle               Executive Vice President,      18,730
                              Marketing

     The Company has entered into an agreement with the Selling Stockholders providing for indemnification of such Selling Stockholders by the Company under certain circumstances.

                                  LEGAL MATTERS

     The legality of the Shares offered by this Prospectus has been passed upon by Hill & Barlow, a Professional Corporation, One International Place, Boston, Massachusetts 02110. John C. Vincent, Jr., a member of that firm, is the Secretary of the Company.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1993, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated December 1, 1994, have been so incorporated in reliance on the reports of Altschuler, Melvoin & Glasser LLP, Maginnis, Knechtel & McIntyre and Horsfall, Murphy & Pindroh, independent accountants, given on the authority of said firms as experts in auditing and accounting.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a reasonably itemized statement of all expenses, other than commissions, in connection with the issuance and distribution of the
Shares:

     SEC Registration Fee          $23,129.95
     Legal Fees and Expenses       $ 4,000.00*
     Accounting Fees and Expenses  $ 6,000.00*
     Miscellaneous                 $ 1,870.05*
     Total                         $35,000.00*
                                   ----------
                                   ----------

All of these expenses will be borne by the Company.


*    Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware provides for indemnification of officers and directors subject to certain limitations. The general effect of such law is to empower a corporation to indemnify any of its officers and directors against certain expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with certain actions, suits or proceedings (threatened, pending or completed) if the person to be indemnified acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceedings, if he had no reasonable cause to believe his conduct was unlawful. The Company's by-laws provide that it shall indemnify its officers, directors, employees and agents to the extent permitted by law.

     The Company maintains insurance under which the insurers will reimburse the Company for amounts which it has paid to its directors, officers and certain other employees by way of indemnification for claims against such persons in their official capacities. The insurance also covers such persons as to amounts paid by them as a result of claims against them in their official capacities which are not reimbursed by the Company. The insurance is subject to certain limitations and exclusions. One of the Company's directors serves as such under the terms of an agreement with a corporation of which he is an officer. In so serving, he is covered by the officers and directors' liability insurance policy maintained by such corporation.

     In addition, the Selling Stockholders have agreed to indemnify the directors and officers of the Company who have signed this Registration Statement under certain circumstances.

ITEM 16.  EXHIBITS.

     See Exhibit Index.

ITEM 17.  UNDERTAKINGS.

     A.   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on January 26, 1995.

                              UNITED ASSET MANAGEMENT CORPORATION
                              (Registrant)



                              By:  /s/ William H. Park
                                   --------------------------
                                   William H. Park, Executive
                                   Vice President and Chief Financial
                                   Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        Signature                   Title                         Date
        ---------                   -----                         ----


              *
- ------------------------      President, Chief              January 26, 1995
Norton H. Reamer              Executive Officer,
                              Director



           *
- ------------------------      Executive Vice President,     January 26, 1995
John F. McNamara              Director



            *
- ------------------------      Director                      January 26, 1995
Richard A. Englander


            *
- ------------------------      Director                      January 26, 1995
Robert J. Greenebaum


           *
- ------------------------      Director                      January 26, 1995
Mark A. Lieb


            *
- ------------------------      Director                      January 26, 1995
Jay O. Light


          *
- ------------------------      Director                      January 26, 1995
Norman Perlmutter

           *
- ------------------------      Director                      January 26, 1995
Edward I. Rudman


           *
- ------------------------      Director                      January 26, 1995
David I. Russell


            *
- ------------------------      Director                      January 26, 1995
Philip Scaturro


           *
- ------------------------      Director                      January 26, 1995
John A. Shane


            *
- ------------------------      Director                      January 26, 1995
Barbara S. Thomas



                              *By: /s/ William H. Park
                                   --------------------------------
                                   William H. Park, Executive Vice President
                                   and Chief Financial Officer,

                                   for himself and as Attorney-in-Fact by Power of Attorney dated December 22, 1994 and on file with the Securities and Exchange Commission